Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO:        Virtra Systems, Inc.

As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form SB-2, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated March 15, 2005 relating to the financial statements of Virtra Systems, Inc. and to the reference to our Firm under the caption “Experts” appearing in the Prospectus.

  /s/    Ham, Langston & Brezina LLP

Houston, Texas

September 15, 2005